Exhibit 99.2
HYPERCOM CORPORATION
8888 E. Raintree Drive, Suite 300
Scottsdale, Arizona 85260
October 8, 2010
Dear Valued Partner:
As you may know, on September 29, 2010 our Board of Directors unanimously rejected VeriFone’s unsolicited proposal to acquire Hypercom. When we informed you of our Board’s action, we promised to keep you updated on further developments.
Yesterday, we announced that we have withdrawn litigation against VeriFone related to a nondisclosure agreement between the two companies, as explained in the attached news release. We took this step so that we could fully communicate with our stockholders, customers, suppliers and employees to ensure that we could correct any misperceptions that VeriFone’s communications may have created in the market.
The background to the news release is that Hypercom has been approached many times by VeriFone with proposals to combine our two companies. Our Board takes its fiduciary responsibilities to Hypercom shareholders seriously and accordingly engaged in detailed, good faith discussions with VeriFone to see if a combination could make sense. These discussions included the sharing of important non-public financial and business information.
We believe that VeriFone’s proposal undervalues our Company and its future prospects and is not in the best interests of stockholders. In addition, we also continue to believe that Hypercom has the strength and resources to prosper as a standalone company, particularly with your ongoing support. In fact, we believe that VeriFone’s proposal is opportunistic and intended to disrupt our business, which has successfully taken market share from VeriFone in several markets.
You have my commitment, and the commitment of every Hypercom employee, that we will not be distracted by VeriFone’s proposal. We have challenged VeriFone to compete with us in the marketplace and we intend to do everything possible to earn the satisfaction of our customers. We are proud of our employees, the portfolio of products and services we offer and value above all our customer relationships.
Please do not hesitate to reach out to your normal Hypercom contacts with any questions you may have.
Thank you for your business and continued confidence in Hypercom.

Sincerely,

Philippe Tartavull
Chief Executive Officer and President